Exhibit 16.1


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington D.C.  20549

Commissioners:

We have read the statements made by Lucas Educational Systems, Inc., which we understand will be filed with the Commission, pursuant to Item 4 of Form 8-K, as part of the Company's Form 8-K report dated December 4, 2002. We agree with the statements concerning our Firm in such Form 8-K.

Very truly yours,

Parks, Tschopp, Whitcomb & Orr